Exhibit F-1

Energy East Corporation
Consolidating Income Statement
For the Twelve Months Ended December 31, 2002
(Thousands, except per share amounts)

	Energy East Holding Company	Energy East Management Corporation	RGS Energy Group, Inc. Consolidated	Connecticut Energy Corporation Consolidated

Operating Revenues
Sales and services	-	$34,814	$2,567,185	$259,803
Operating Expenses
Electricity purchased and fuel used in generation	-	-	937,210	-
Natural gas purchased	-	-	252,965	124,665
Gasoline, propane and oil purchased	-	-	140,575	-
Other operating expenses	$9,426	34,024	362,263	55,606
Maintenance	85	-	111,396	3,471
Depreciation and amortization	202	86	156,065	19,900
Other taxes	115	411	164,063	16,828
Restructuring expenses	-	-	25,751	3,714

Total Operating Expenses	9,828	34,521	2,150,288	224,184

Operating Income	(9,828)	293	416,897	35,619
Writedown of Investment	-	-	-	-
Other (Income)	(4,830)	(54)	(13,372)	2,257
Other Deductions	1,877	75	21,262	956
Interest Charges, Net	95,570	295	127,091	15,980
Preferred Stock Dividends of Subsidiaries	-	-	2,246	-

Income Before Income Taxes	(102,445)	(23)	279,670	16,426
Income Taxes	(40,839)	(23)	109,905	5,131

Net Income	$(61,606)	$ -	$169,765	$11,295

Earnings Per Share, basic and diluted	-	-	-	-

Average Common Shares Outstanding	-	-	-	-

Exhibit F-1

Energy East Corporation
Consolidating Income Statement
For the Twelve Months Ended December 31, 2002
(Thousands, except per share amounts)

	CMP Group, Inc. Consolidated	CTG Resources, Inc. Consolidated	Berkshire Energy Resources Consolidated	The Energy Network, Inc. Consolidated

Operating Revenues
Sales and services	$683,570	$291,441	$55,776	$150,983
Operating Expenses
Electricity purchased and fuel used in generation	264,325	3	-	76,968
Natural gas purchased	-	149,026	20,205	56,076
Gasoline, propane and oil purchased	-	-	3,195	-
Other operating expenses	208,426	44,016	18,622	12,096
Maintenance	37,100	8,483	788	574
Depreciation and amortization	40,939	22,535	5,503	1,284
Other taxes	24,236	19,350	2,477	3,213
Restructuring expenses	5,495	5,064	543	-

Total Operating Expenses	580,521	248,477	51,333	150,211

Operating Income	103,049	42,964	4,443	772
Writedown of Investment	12,209	-	-	-
Other (Income)	(7,046)	(4,835)	(1,992)	2,004
Other Deductions	2,182	2,497	171	615
Interest Charges, Net	28,718	14,853	4,281	902
Preferred Stock Dividends of Subsidiaries	1,442	52	13	-

Income Before Income Taxes	65,544	30,397	1,970	(2,749)
Income Taxes	17,591	10,800	1,086	(4,484)

Net Income	$47,953	$19,597	$884	$1,735

Earnings Per Share, basic and diluted	-	-	-	-

Average Common Shares Outstanding	-	-	-	-

Exhibit F-1

Energy East Corporation
Consolidating Income Statement
For the Twelve Months Ended December 31, 2002
(Thousands, except per share amounts)

	Energy East Enterprises, Inc. Consolidated	Energy East Capital Trust I	Energy East Eliminations	Energy East Consolidated

Operating Revenues
Sales and services	$4,404	-	$(39,058)	$4,008,918
Operating Expenses
Electricity purchased and fuel used in generation	-	-	(2,419)	1,276,087
Natural gas purchased	2,325	-	(2,004)	603,258
Gasoline, propane and oil purchased	-	-	-	143,770
Other operating expenses	2,929	-	(34,024)	713,384
Maintenance	225	-	-	162,122
Depreciation and amortization	554	-	(72)	246,996
Other taxes	276	-	(411)	230,558
Restructuring expenses	-	-	-	40,567

Total Operating Expenses	6,309	-	(38,930)	3,416,742

Operating Income	(1,905)	-	(128)	592,176
Writedown of Investment	-	-	-	12,209
Other (Income)	(324)	$(29,254)	30,563	(26,883)
Other Deductions	240	-	(28)	29,847
Interest Charges, Net	29	878	(30,850)	257,747
Preferred Stock Dividends of Subsidiaries	-	28,376	-	32,129

Income Before Income Taxes	(1,850)	-	187	287,127
Income Taxes	(665)	-	22	98,524

Net Income	$(1,185)	$ -	$165	$188,603

Earnings Per Share, basic and diluted	-	-	-	$1.44

Average Common Shares Outstanding	-	-	-	131,117